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As filed with the Securities and Exchange Commission on November 26, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL MARITIME CORPORATION
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or Other Jurisdiction of Incorporation or Organization)	06-1597083 (IRS Employer Identification Number)

35 West 56th Street
New York, New York 10019
(Address of Principal Executive Offices)

GENERAL MARITIME CORPORATION
2001 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Peter C. Georgiopoulos
Chairman and Chief Executive Officer
General Maritime Corporation
35 West 56th Street
New York, New York 10019
(Name and Address of Agent for Service)

(212) 763-5600
(Telephone Number, Including Area Code,
of Agent for Service)

Copy to:

Thomas E. Molner, Esq.
Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York 10022
(212) 715-9100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (par value $0.01 per share)	860,000 shares(1) 2,040,000 shares	$18.00 $5.33(2)	$15,480,000 $10,873,200	$1,424.16 $1,000.33

(1)
Representing 860,000 shares subject to options granted on June 11, 2001 with an exercise price of $18.00 per share.

(2)
Estimated, in accordance with 17 CFR 230.457(c), solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices reported by the New York Stock Exchange on November 20, 2002, which is within five (5) business days prior to the date of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference in this Registration Statement the following documents:

          (1)  The Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission ("SEC") on April 1, 2002;

          (2)  The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the SEC on May 15, 2002;

          (3)  The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed with the SEC on August 13, 2002;

          (4)  The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the SEC on November 14, 2002;

          (5)  The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form S-1 initially filed with the SEC on November 13, 2000 (Registration No. 333-49814), including any subsequent amendment or report filed for the purpose of updating that description; and

          (6)  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold.

Item 4.    Description of Securities.

        Inapplicable.

Item 5.    Interest of Named Experts and Counsel.

        None.

Item 6.    Indemnification of Directors and Officers.

        The Registrant is a Marshall Islands corporation. The Marshall Islands Business Corporations Act ("MIBCA") provides that Marshall Islands corporations may indemnify any of their directors or officers who was, is or is threatened to be a party to any threatened, pending or completed legal action resulting from fulfilling their duties to the corporation against reasonable expenses, judgments and fees (including attorneys' fees) incurred in connection with such action if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, will not create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. However, no indemnification will be permitted in cases where it is determined that the director or officer was liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity, and then only for the expenses that the court deems proper. A corporation is permitted to advance payment for expenses incurred in defense of an action if its board of directors decides to do so upon receipt of an undertaking by or on behalf of the director to repay if it is determined that he or she is not entitled to indemnification. In addition, Marshall Islands corporations may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the MIBCA.

        The Registrant's articles of incorporation and bylaws provide indemnification for the Registrant's directors and officers to the fullest extent permitted under the MIBCA. The SEC has informed the Registrant that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the MIBCA or the Registrant's articles of incorporation or bylaws, such indemnification is against public policy and thus unenforceable.

Item 7.    Exemption from Registration Claimed.

        Inapplicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of General Maritime Ship Holdings Ltd. (Incorporated by reference to Form S-1/A Registration Statement of the Company dated June 12, 2001 (No. 333-49814)).
4.2
Articles of Amendment to Amended and Restated Articles of Incorporation, changing name from General Maritime Ship Holdings Ltd. to General Maritime Corporation (Incorporated by reference to Form S-1/A Registration Statement of the Company dated June 12, 2001 (No. 333-49814)).
4.3	Amended and Restated By-laws of General Maritime Ship Holdings Ltd. (Incorporated by reference to Form S-1/A Registration Statement of the Company dated June 12, 2001 (No. 333-49814)).
4.4	Form of Common Stock Certificate of General Maritime Corporation (Incorporated by reference to Form S-1/A Registration Statement of the Company dated June 6, 2001 (No. 333-49814)).
4.5	Form of Registration Rights Agreement (Incorporated by reference to Form S-1/A Registration Statement of the Company dated May 25, 2001 (No. 333-49814)).
4.6	General Maritime Corporation 2001 Stock Incentive Plan.
5.1	Opinion of Dennis J. Reeder, Esq. (including consent).
23.1	Consent of Dennis J. Reeder, Esq. (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Ernst & Young LLP.
24	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.    Undertakings.

(a)
The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)
      to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and,

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 26th day of November, 2002.

GENERAL MARITIME CORPORATION
By:	/s/ PETER C. GEORGIOPOULOS Name: Peter C. Georgiopoulos Title: Chairman and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints Peter C. Georgiopoulos as true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do, or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ PETER C. GEORGIOPOULOS Peter C. Georgiopoulos	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2002
/s/ JOHN P. TAVLARIOS John P. Tavlarios	President, Chief Operating Officer and Director	November 26, 2002
/s/ JAMES C. CHRISTODOULOU James C. Christodoulou	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	November 26, 2002
/s/ SIR PETER G. CAZALET Sir Peter G. Cazalet	Director	November 26, 2002
/s/ WILLIAM J. CRABTREE William J. Crabtree	Director	November 26, 2002

/s/ REX W. HARRINGTON Rex W. Harrington	Director	November 26, 2002
/s/ STEPHEN A. KAPLAN Stephen A. Kaplan	Director	November 26, 2002
/s/ PETER S. SHAERF Peter S. Shaerf	Director	November 26, 2002

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of General Maritime Ship Holdings Ltd. (Incorporated by reference to Form S-1/A Registration Statement of the Company dated June 12, 2001 (No. 333-49814)).
4.2
Articles of Amendment to Amended and Restated Articles of Incorporation, changing name from General Maritime Ship Holdings Ltd. to General Maritime Corporation (Incorporated by reference to Form S-1/A Registration Statement of the Company dated June 12, 2001 (No. 333-49814)).
4.3	Amended and Restated By-laws of General Maritime Ship Holdings Ltd. (Incorporated by reference to Form S-1/A Registration Statement of the Company dated June 12, 2001 (No. 333-49814)).
4.4	Form of Common Stock Certificate of General Maritime Corporation (Incorporated by reference to Form S-1/A Registration Statement of the Company dated June 6, 2001 (No. 333-49814)).
4.5	Form of Registration Rights Agreement (Incorporated by reference to Form S-1/A Registration Statement of the Company dated May 25, 2001 (No. 333-49814)).
4.6	General Maritime Corporation 2001 Stock Incentive Plan.
5.1	Opinion of Dennis J. Reeder, Esq. (including consent).
23.1	Consent of Dennis J. Reeder, Esq. (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Ernst & Young LLP.
24	Power of Attorney (included on the signature page of this Registration Statement).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interest of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX